Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-62803, 333-27663, 333-40610, 333-66466, 333-97449, 333-117554, 333-132605, 333-142579, and 333-160760) pertaining to the Cohu, Inc. 1994, 1996 and 1998 Stock Option Plans, 1996 Outside Directors Stock Option Plan, 1997 Employee Stock Purchase Plan and 2005 Equity Incentive Plan of Cohu, Inc. of our reports dated February 23, 2011, with respect to the consolidated financial statements and schedule of Cohu, Inc., and the effectiveness of internal control over financial reporting of Cohu, Inc., included in this Annual Report (Form 10-K) for the year ended December 25, 2010.
/s/ ERNST & YOUNG LLP
San Diego, California
February 23, 2011